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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Apartment
Investment and Management Company (AIMCO) and AIMCO Properties, L.P. for the registration of Preferred Stock and Class A Common Stock of AIMCO and Partnership Preferred Units and Partnership Common Units of AIMCO Properties, L.P., and to the incorporation by reference therein of our report dated January 30, 1998 (except for Note 19, as to which the date is March 5, 1998), with respect to the consolidated financial statements and schedule of Ambassador Apartments, Inc. (Ambassador) as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (as amended on April 3, 1998), and our report dated January 27, 1997 (except for Note 15, as to which the date is March 13, 1997 and Note 2(J), as to which the date is March 31, 1997), with respect to the consolidated financial statements and schedule of Ambassador as of December 31, 1996 and 1995, and for each of the two years in the period ended December 31, 1996 and the period from August 31, 1994 through December 31, 1994, and the combined financial statements of Prime Properties (Predecessor to Ambassador) for the period from January 1, 1994 through August 30, 1994, included in Amendment No. 1 filed on February 6, 1998 to AIMCO's Current Report on Form 8-K dated December 23, 1997, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

                                        Ernst & Young LLP

Chicago, Illinois
September 14, 1998